SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G


   INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b),
         (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)


                         ServiceWare Technologies, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    81763Q208
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                February 8, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

             [ ]    Rule 13d-1(b)

             [X]    Rule 13d-1(c)

             [ ]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)


                               Page 1 of 14 Pages
                       Exhibit Index Contained on Page 13

-------------------------------                    -----------------------------
CUSIP NO. 81763Q208                 13 G                           Page 2 of 14
-------------------------------                    -----------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Meritech Capital Partners II L.P. ("MCP II")
                      Tax ID Number:
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                       (a)    [ ]   (b)  [X]
------------ -------------------------------------------------------------------
3            SEC USE ONLY
------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------------------------------ -------- ----------------------------------
                       5        SOLE VOTING POWER
   NUMBER OF                    546,895  shares,  which  include  59,063  shares
    SHARES                      subject to warrants that are exercisable  within
 BENEFICIALLY                   60 days, except that Meritech Capital Associates
 OWNED BY EACH                  II L.L.C. ("MCA II"), the general partner of MCP
  REPORTING                     II, may be deemed to have sole voting power with
   PERSON                       respect  to  such  shares,  Meritech  Management
    WITH                        Associates  II L.L.C.  ("MMA  II"),  a  managing
                                member  of MCA II,  may be  deemed  to have sole
                                voting power with  respect to such  shares,  and
                                Paul S. Madera  ("Madera") and Michael B. Gordon
                                ("Gordon"),  the managing members of MMA II, may
                                be  deemed  to have  shared  voting  power  with
                                respect to such shares
                       -------- ------------------------------------------------
                       6        SHARED VOTING POWER
                                See response to row 5.
                       -------- ------------------------------------------------
                       7        SOLE DISPOSITIVE POWER
                                546,895  shares,  which  include  59,063  shares
                                subject to warrants that are exercisable  within
                                60 days, except that MCA II, the general partner
                                of  MCP  II,   may  be   deemed   to  have  sole
                                dispositive  power with  respect to such shares,
                                MMA II,  a  managing  member  of MCA II,  may be
                                deemed  to  have  sole  dispositive  power  with
                                respect to such  shares,  and Madera and Gordon,
                                the managing members of MMA II, may be deemed to
                                have shared  dispositive  power with  respect to
                                such shares.
                       -------- ------------------------------------------------
                       8        SHARED DISPOSITIVE POWER
                                See response to row 7.
------------ -------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                      546,895
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9
             EXCLUDES CERTAIN SHARES*                                [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                   6.2%
------------ -------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                   PN
------------ -------------------------------------------------------------------

-------------------------------                    -----------------------------
CUSIP NO. 81763Q208                 13 G                           Page 3 of 14
-------------------------------                    -----------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Meritech Capital Affiliates II L.P. ("MC AFF II")
                      Tax ID Number:
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                       (a)    [ ]   (b)  [X]
------------ -------------------------------------------------------------------
3            SEC USE ONLY
------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------------------------------ -------- ----------------------------------
                       5        SOLE VOTING POWER
    NUMBER OF                   14,072   shares,   which  include  1,520  shares
     SHARES                     subject to warrants that are exercisable  within
  BENEFICIALLY                  60 days, except that MCA II, the general partner
  OWNED BY EACH                 of MC AFF II, may be deemed to have sole  voting
   REPORTING                    power  with  respect to such  shares,  MMA II, a
    PERSON                      managing member of MCA II, may be deemed to have
     WITH                       sole voting  power with  respect to such shares,
                                and Madera and Gordon,  the managing  members of
                                MMA II,  may be  deemed  to have  shared  voting
                                power with respect to such shares.
                       -------- ------------------------------------------------
                       6        SHARED VOTING POWER
                                See response to row 5.
                       -------- ------------------------------------------------
                       7        SOLE DISPOSITIVE POWER
                                14,072   shares,   which  include  1,520  shares
                                subject to warrants that are exercisable  within
                                60 days, except that MCA II, the general partner
                                of MC  AFF  II,  may  be  deemed  to  have  sole
                                dispositive  power with  respect to such shares,
                                MMA II,  a  managing  member  of MCA II,  may be
                                deemed  to  have  sole  dispositive  power  with
                                respect to such  shares,  and Madera and Gordon,
                                the managing members of MMA II, may be deemed to
                                have shared  dispositive  power with  respect to
                                such shares.
                       -------- ------------------------------------------------
                       8        SHARED DISPOSITIVE POWER
                                See response to row 7.
------------ -------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                        14,072
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                  [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                     0.2%
------------ -------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                     PN
------------ -------------------------------------------------------------------

-------------------------------                    -----------------------------
CUSIP NO. 81763Q208                 13 G                           Page 4 of 14
-------------------------------                    -----------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      MCP Entrepreneur Partners II L.P. ("MEP II")
                      Tax ID Number:
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                       (a)    [ ]   (b)  [X]
------------ -------------------------------------------------------------------
3            SEC USE ONLY
------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ -------------------------------------------------------------------
                       5        SOLE VOTING POWER
   NUMBER OF                    4,182 shares,  which include 452 shares  subject
    SHARES                      to warrants that are exercisable within 60 days,
 BENEFICIALLY                   except that MCA II, the  general  partner of MEP
 OWNED BY EACH                  II, may be deemed to have sole voting power with
  REPORTING                     respect  to  such  shares,  MMA II,  a  managing
   PERSON                       member  of MCA II,  may be  deemed  to have sole
    WITH                        voting power with  respect to such  shares,  and
                                Madera and Gordon,  the managing  members of MMA
                                II, may be deemed to have  shared  voting  power
                                with respect to such shares.
                       -------- ------------------------------------------------
                       6        SHARED VOTING POWER
                                See response to row 5.
                       -------- ------------------------------------------------
                       7        SOLE DISPOSITIVE POWER
                                4,182 shares,  which include 452 shares  subject
                                to warrants that are exercisable within 60 days,
                                except that MCA II, the  general  partner of MEP
                                II, may be deemed to have sole dispositive power
                                with respect to such shares,  MMA II, a managing
                                member  of MCA II,  may be  deemed  to have sole
                                dispositive  power with  respect to such shares,
                                and Madera and Gordon,  the managing  members of
                                MMA II, may be deemed to have shared dispositive
                                power with respect to such shares.
                       -------- ------------------------------------------------
                       8        SHARED DISPOSITIVE POWER
                                See response to row 7.
------------------------------------ -------- ----------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                         4,182
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                   [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                      0.0%
------------ -------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                      PN
------------ -------------------------------------------------------------------

-------------------------------                    -----------------------------
CUSIP NO. 81763Q208                 13 G                           Page 5 of 14
-------------------------------                    -----------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      MeriTech Capital Associates II LLC Tax ID Number:
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                       (a)    [ ]   (b)  [X]
------------ -------------------------------------------------------------------
3            SEC USE ONLY
------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ -------------------------------------------------------------------
                       5        SOLE VOTING POWER
  NUMBER OF                     565,149  shares,  which  include  61,035  shares
   SHARES                       subject to warrants that are exercisable  within
BENEFICIALLY                    60 days, all of which are held by MCP II, MC AFF
OWNED BY EACH                   II,  and MEP  II,  for  whom  MCA II  serves  as
 REPORTING                      general partner,  except that MMA II, a managing
  PERSON                        member  of MCA II,  may be  deemed  to have sole
   WITH                         power  to vote  these  shares,  and  Madera  and
                                Gordon,  the managing  members of MMA II, may be
                                deemed  to  have  shared  power  to  vote  these
                                shares.
                       -------- ------------------------------------------------
                       6        SHARED VOTING POWER
                                See response to row 5.
                       -------- ------------------------------------------------
                       7        SOLE DISPOSITIVE POWER
                                565,149  shares,  which  include  61,035  shares
                                subject to warrants that are exercisable  within
                                60 days, all of which are held by MCP II, MC AFF
                                II,  and MEP  II,  for  whom  MCA II  serves  as
                                general partner,  except that MMA II, a managing
                                member  of MCA II,  may be  deemed  to have sole
                                power to dispose of these shares, and Madera and
                                Gordon,  the managing  members of MMA II, may be
                                deemed to have shared  power to dispose of these
                                shares.
                       -------- ------------------------------------------------
                       8        SHARED DISPOSITIVE POWER
                                See response to row 7.
------------------------------------ -------- ----------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                        565,149
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                  [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                     6.4%
------------ -------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                     PN
------------ -------------------------------------------------------------------

-------------------------------                    -----------------------------
CUSIP NO. 81763Q208                 13 G                           Page 6 of 14
-------------------------------                    -----------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Meritech Management Associates II L.L.C
                      Tax ID Number:
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                       (a)    [ ]   (b)  [X]
------------ -------------------------------------------------------------------
3            SEC USE ONLY
------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ -------------------------------------------------------------------
                       5        SOLE VOTING POWER
  NUMBER OF                     565,149  shares,  which  include  61,035  shares
   SHARES                       subject to warrants that are exercisable  within
BENEFICIALLY                    60 days, all of which are held by MCP II, MC AFF
OWNED BY EACH                   II,  and MEP II.  MMA II  serves  as a  managing
 REPORTING                      member of MCA II,  the  general  partner of such
  PERSON                        entities.   Madera  and  Gordon,   the  managing
   WITH                         members of MMA II, may be deemed to have  shared
                                power to vote these shares.
                       -------- ------------------------------------------------
                       6        SHARED VOTING POWER
                                See response to row 5.
                       -------- ------------------------------------------------
                       7        SOLE DISPOSITIVE POWER
                                565,149  shares,  which  include  61,035  shares
                                subject to warrants that are exercisable  within
                                60 days, all of which are held by MCP II, MC AFF
                                II,  and MEP II.  MMA II  serves  as a  managing
                                member of MCA II,  the  general  partner of such
                                entities.   Madera  and  Gordon,   the  managing
                                members of MMA II, may be deemed to have  shared
                                power to dispose of these shares.
                       -------- ------------------------------------------------
                       8        SHARED DISPOSITIVE POWER
                                See response to row 7.
------------ -------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                        565,149
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                 [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                     6.4%
------------ -------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                     PN
------------ -------------------------------------------------------------------

-------------------------------                    -----------------------------
CUSIP NO. 81763Q208                 13 G                           Page 7 of 14
-------------------------------                    -----------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING PERSON
                      Paul Madera
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                       (a)    [ ]   (b)  [X]
------------ -------------------------------------------------------------------
3            SEC USE ONLY
------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------ -------------------------------------------------------------------
                       5        SOLE VOTING POWER
  NUMBER OF                     0 shares
   SHARES
BENEFICIALLY
OWNED BY EACH
 REPORTING
  PERSON
   WITH                -------- ------------------------------------------------
                       6        SHARED VOTING POWER
                                565,149  shares,  which  include  61,035  shares
                                subject to warrants that are exercisable  within
                                60 days, all of which are held by MCP II, MC AFF
                                II, and MEP II. MCA II is the general partner of
                                such entities and Madera,  as a managing  member
                                of MMA II, a  managing  member of MCA II, may be
                                deemed  to  have  shared  power  to  vote  these
                                shares.
                       -------- ------------------------------------------------
                       7        SOLE DISPOSITIVE POWER
                                0 shares
                       -------- ------------------------------------------------
                       8        SHARED DISPOSITIVE POWER
                                565,149  shares,  which  include  61,035  shares
                                subject to warrants that are exercisable  within
                                60 days, all of which are held by MCP II, MC AFF
                                II, and MEP II. MCA II is the general partner of
                                such entities and Madera,  as a managing  member
                                of MMA II, a  managing  member of MCA II, may be
                                deemed to have shared  power to dispose of these
                                shares.
------------------------------------ -------- ----------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                         565,149
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                   [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                      6.4%
------------ -------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*                                IN
------------ -------------------------------------------------------------------

-------------------------------                    -----------------------------
CUSIP NO. 81763Q208                 13 G                           Page 8 of 14
-------------------------------                    -----------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING PERSON
                      Michael Gordon
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                       (a)    [ ]   (b)  [X]
------------ -------------------------------------------------------------------
3            SEC USE ONLY
------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------ -------------------------------------------------------------------
                       5        SOLE VOTING POWER
  NUMBER OF                                  0 shares
   SHARES
BENEFICIALLY
OWNED BY EACH
 REPORTING
  PERSON
   WITH                -------- ------------------------------------------------
                       6        SHARED VOTING POWER
                                565,149  shares,  which  include  61,035  shares
                                subject to warrants that are exercisable  within
                                60 days, all of which are held by MCP II, MC AFF
                                II, and MEP II. MCA II is the general partner of
                                such entities and Gordon,  as a managing  member
                                of MMA II, a  managing  member of MCA II, may be
                                deemed  to  have  shared  power  to  vote  these
                                shares.
                       -------- ------------------------------------------------
                       7        SOLE DISPOSITIVE POWER
                                0 shares
                       -------- ------------------------------------------------
                       8        SHARED DISPOSITIVE POWER
                                565,149  shares,  which  include  61,035  shares
                                subject to warrants that are exercisable  within
                                60 days, all of which are held by MCP II, MC AFF
                                II, and MEP II. MCA II is the general partner of
                                such entities and Gordon,  as a managing  member
                                of MMA II, a  managing  member of MCA II, may be
                                deemed to have shared  power to dispose of these
                                shares.
------------ -------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                       565,149
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                 [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                      6.4%
------------ -------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*                                IN
------------ -------------------------------------------------------------------

-------------------------------                    -----------------------------
CUSIP NO. 81763Q208                 13 G                           Page 9 of 14
-------------------------------                    -----------------------------

ITEM 1(A).        NAME OF ISSUER
                  --------------

                  ServiceWare Technologies, Inc.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
                  -----------------------------------------------

                  One North Shore Center, 12
                  Federal Street, Suite 503
                  Pittsburgh, Pennsylvania 15212

ITEM 2(A).        NAME OF PERSONS FILING
                  ----------------------

                  This Statement is filed by Meritech Capital Partners II L.P., a Delaware limited partnership ("MCP II"), MeriTech Capital Affiliates II L.P., a Delaware limited partnership ("MC AFF II"), MCP Entrepreneur Partners II L.P., a Delaware limited partnership ("MEP II"), MeriTech Capital Associates II L.L.C., a Delaware limited liability company ("MCA II"), MeriTech Management Associates II L.L.C., a Delaware limited liability company ("MMA II"), Paul Madera ("Madera") and Michael Gordon ("Gordon"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

                  MCA II is the general partner of MCP II, MC AFF II and MEP II, and may be deemed to have indirect beneficial ownership of shares of the issuer directly owned by MCP II, MC AFF II and MEP II. MMA II is a managing member of MCA II and may be deemed to have indirect beneficial ownership of shares of the issuer directly owned by MCP II, MC AFF II and MEP II. Madera and Gordon are managing members of MMA II and may be deemed to have indirect beneficial ownership of shares of the issuer directly owned by MCP II, MC AFF II and MEP II.

ITEM 2(B).        ADDRESS OF PRINCIPAL OFFICE
                  ---------------------------

                  The address for each of the Reporting Persons is:

                  MeriTech Capital Partners
                  285 Hamilton Avenue, Suite 200
                  Palo Alto, CA  94301

ITEM 2(C)         CITIZENSHIP
                  -----------

                  MCP  II,   MC  AFF  II  and  MEP  II  are   Delaware   limited
                  partnerships. MCA II and MMA II are Delaware limited liability companies. Madera and Gordon are United States citizens.

ITEM 2(D) AND (E).         TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER
                           ---------------------------------------------

                  Common Stock
                  CUSIP # 81763Q208

ITEM 3.           Not Applicable.
                  --------------

-------------------------------                    -----------------------------
CUSIP NO. 81763Q208                 13 G                           Page 10 of 14
-------------------------------                    -----------------------------

ITEM 4.           OWNERSHIP
                  ---------

                  Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                       (a) Amount beneficially owned:
                           --------------------------

                           See Row 9 of cover page for each Reporting Person.

                       (b) Percent of Class:
                           -----------------

                           See Row 11 of cover page for each Reporting Person.

                       (c) Number of shares as to which such person has:
                           ---------------------------------------------

                                (i) Sole power to vote or to direct the vote:
                                    -----------------------------------------

                                    See Row 5 of cover  page for each  Reporting
                                    Person.

                                (ii) Shared power to vote or to direct the vote:
                                     -------------------------------------------

                                    See Row 6 of cover  page for each  Reporting
                                    Person.

                                (iii) Sole power to dispose or to direct the disposition of:
                                       -----------------------------------------

                                    See Row 7 of cover  page for each  Reporting
                                    Person.

                                (iv) Shared power to dispose or to direct the disposition of:
                                      ------------------------------------------

                                    See Row 8 of cover  page for each  Reporting
                                    Person.


ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
                  --------------------------------------------

                  Not applicable.

ITEM 6.           OWNERSHIP  OF MORE THAN  FIVE  PERCENT  ON  BEHALF OF  ANOTHER
                  --------------------------------------------------------------
                  PERSON.
                  -------

                  Under certain circumstances set forth in the limited partnership agreements of MCP II, MC AFF II and MEP II, and the limited liability company agreements of MCA II and MMA II, the general and limited partners or members, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner or member, as the case may be.

ITEM 7.           IDENTIFICATION  AND  CLASSIFICATION  OF THE  SUBSIDIARY  WHICH
                  --------------------------------------------------------------
                  ACQUIRED THE SECURITY  BEING REPORTED ON BY THE PARENT HOLDING
                  --------------------------------------------------------------
                  COMPANY
                  -------

                  Not applicable.

-------------------------------                    -----------------------------
CUSIP NO. 81763Q208                 13 G                           Page 11 of 14
-------------------------------                    -----------------------------

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
                  ---------------------------------------------------------

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.
                  ------------------------------

                  Not applicable.

ITEM 10.          CERTIFICATION.
                  -------------

                  Not applicable.

-------------------------------                    -----------------------------
CUSIP NO. 81763Q208                 13 G                           Page 12 of 14
-------------------------------                    -----------------------------


                                   SIGNATURES

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 22, 2005

MERITECH CAPITAL PARTNERS II L.P.                                     MERITECH CAPITAL ASSOCIATES II L.L.C.

By:  Meritech Capital Associates II L.L.C.                            By:  Meritech Management Associates II L.L.C.
its General Partner                                                    a managing member

By:  Meritech Management Associates II L.L.C.                         By:  /s/ Paul S. Madera
a managing member                                                          -------------------
                                                                      Paul S. Madera, a managing member

By: /s/ Paul S. Madera
    ------------------
Paul S. Madera, a managing member
                                                                      MERITECH MANAGEMENT ASSOCIATES II L.L.C.

MERITECH CAPITAL AFFILIATES II L.P.
                                                                      By:  /s/ Paul S. Madera
By:  Meritech Capital Associates II L.L.C.                                 -------------------
its General Partner                                                   Paul S. Madera, a managing member


By:  Meritech Management Associates II L.L.C.                         /s/ Paul S. Madera
a managing member                                                         ------------------
                                                                      Paul S. Madera

By: /s/ Paul S. Madera
    -------------------
Paul S. Madera, a managing member                                     /s/ Michael B. Gordon
                                                                      ---------------------
                                                                      Michael B. Gordon
MCP ENTREPRENEUR PARTNERS II L.P.

By:  Meritech Capital Associates II L.L.C.
its General Partner

By:  Meritech Management Associates II L.L.C.
a managing member

By:  /s/ Paul S. Madera
    -------------------
Paul S. Madera, a managing member


The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties for whom copies are to be sent.

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C.
1001)

http://www.sec.gov/divisions/corpfin/forms/13g.htm
Last update: 11/05/2002

-------------------------------                    -----------------------------
CUSIP NO. 81763Q208                 13 G                           Page 13 of 14
-------------------------------                    -----------------------------


                                  EXHIBIT INDEX


                                                              Found on
                                                            Sequentially
Exhibit                                                     Numbered Page
-------                                                     -------------
Exhibit A:  Agreement of Joint Filing                            14

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CUSIP NO. 81763Q208                 13 G                           Page 14 of 14
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                                    EXHIBIT A
                                    ---------

                            Agreement of Joint Filing
                            -------------------------


The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of ServiceWare Technologies, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.


Date: February 22, 2005

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
MERITECH CAPITAL PARTNERS II L.P.                                     MERITECH CAPITAL ASSOCIATES II L.L.C.

By:  Meritech Capital Associates II L.L.C.                            By:  Meritech Management Associates II L.L.C.
its General Partner                                                    a managing member

By:  Meritech Management Associates II L.L.C.                         By:  /s/ Paul S. Madera
a managing member                                                          -------------------
                                                                      Paul S. Madera, a managing member

By: /s/ Paul S. Madera
    ------------------
Paul S. Madera, a managing member
                                                                      MERITECH MANAGEMENT ASSOCIATES II L.L.C.
MERITECH CAPITAL AFFILIATES II L.P.
                                                                      By:  /s/ Paul S. Madera
                                                                          -------------------
                                                                      Paul S. Madera, a managing member
By:  Meritech Capital Associates II L.L.C.
its General Partner
By:  Meritech Management Associates II L.L.C.
a managing member                                                     /s/ Paul S. Madera
                                                                      ------------------
                                                                      Paul S. Madera
By: /s/ Paul S. Madera
    ------------------
Paul S. Madera, a managing member
                                                                      /s/ Michael B. Gordon
                                                                      ---------------------
MCP ENTREPRENEUR PARTNERS II L.P.                                     Michael B. Gordon

By:  Meritech Capital Associates II L.L.C.
its General Partner

By:  Meritech Management Associates II L.L.C.
a managing member

By:  /s/ Paul S. Madera
    -------------------
Paul S. Madera, a managing member
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